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                Consent of Independent Auditors

We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information and to the use of our reports dated March 12, 2004 with respect to the financial statements of American Equity Life Annuity Account and February 27, 2004 with respect to the consolidated financial statements and schedules of American Equity Investment Life Insurance Company, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-46593) and related Prospectus for the Individual Flexible Premium Deferred Variable Annuity Contract dated May 1, 2004.

                                           /s/ Ernst & Young LLP

Des Moines, Iowa
April 27, 2004